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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CLARIENT, INC.

(formerly named ChromaVision Medical Systems, Inc. and Microvision Medical Systems, Inc.)
[including amendments adopted through June 30, 2008]

        1.     The name of the corporation is Clarient, Inc.

        2.     The address of its registered office in the State of Delaware is 1013 Centre Road, in the city of Wilmington and the County of New Castle, Zip Code 19899. The name of its registered agent at such address is the Corporation Service Company.*

*
Pursuant to a Certificate of Change of Registered Agent, filed with the Secretary of State of the State of Delaware on April 26, 2004, the address of the corporation's registered office in the State of Delaware was changed to 9 East Loockerman Street, Suite 1B, in the city of Dover and the County of Kent, Zip Code 19901. The name of the corporation's registered agent at such address was changed to National Registered Agents, Inc. National Registered Agents, Inc. changed its address to 160 Greentree Drive, Suite 101, in the city of Dover and the County of Kent, Zip Code 19904, effective April 21, 2005.

        3.     The nature of the business or purposes to be conducted or promoted is:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        4.     The aggregate number of shares that the corporation shall have authority to issue is One Hundred Fifty Eight Million (158,000,000) shares, of which One Hundred Fifty Million (150,000,000) shares are of one class and are designated as Common Stock and the par value of each share is One Cent ($.01); and Eight Million (8,000,000) shares are of one class and are designated as Preferred Stock and the par value of each share is One Cent ($.01). The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

        5.     The name and mailing address of the sole incorporator is as follows:

Name	Address
Marilyn D. Adelman	c/o Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087

        6.     The corporation is to have perpetual existence.

        7.     In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

        8.     The directors of the corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

        9.     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

        10.   Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

        11.   The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

        12.   The corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the corporation or while a director or officer is or was serving at the request of or as the agent of the corporation as a director, officer or the agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article 12 shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of such repeal or modification.

        13.   The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF CLARIENT, INC.